UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 18, 2006

DELUXE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-7945	41-0216800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3680 Victoria St. North, Shoreview, Minnesota	55126-2966
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (651) 483-7111

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 18, 2006, Deluxe Corporation and Richard S. Greene (“Mr. Greene”) entered into an offer letter with respect to the hiring of Mr. Greene as Chief Financial Officer of Deluxe. The material terms and conditions of the offer letter are set forth in Item 5.02 below.

Other than the offer letter, Deluxe and Mr. Greene have no material relationship.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)           On September 21, 2006, Deluxe announced that Mr. Greene would succeed Terry D. Peterson (“Mr. Peterson”) as Chief Financial Officer of the Company, effective October 2, 2006. Mr. Peterson, who has served as interim Chief Financial Officer since May 5, 2006, will relinquish that role and continue serving as the Company’s Vice President, Controller and Chief Accounting Officer.

In connection with his appointment as Chief Financial Officer, Mr. Greene will receive an annualized base salary of $350,000, subject to such adjustments in the future as the Company’s Compensation Committee (the “Committee”) deems appropriate. In addition, he will be eligible to receive a bonus for 2006 of up to 25% of his Annual Incentive Plan target, based on his earned salary in 2006 and the Company’s financial performance for the year, subject to the approval of the Committee. Also, he will receive a one-time, restricted stock grant having a value of $100,000, based on the closing price of the Company’s common stock on October 2, 2006. Subject to the terms and conditions of the Company’s standard restricted stock award agreement for two-year terms (as previously filed with the Securities and Exchange Commission (“SEC”)), Mr. Greene’s award will vest on October 2, 2008.

Mr. Greene will also be eligible to receive reimbursement, up to a maximum of $50,000 upon delivery of appropriate documentation, for relocation expenses, should he decide to relocate closer to the Company’s headquarters during the first twelve months of his employment with the Company.

In 2007, Mr. Greene will become eligible to participate in the Company’s Annual Incentive Plan (with a target bonus of 50% of base pay, and a maximum of 100% of base pay), subject to the terms and conditions of that Plan. Mr. Greene will also become eligible to participate in the Company’s Long-Term Incentive Program at a level consistent with his position and pay level at the Company. The Committee is expected to make award decisions for 2007 in the first quarter of 2007. It reviews terms and conditions of this Program annually, and the Program is subject to change at the Committee’s discretion.

Mr. Greene will be entitled to receive certain perquisites available to executive-level employees of Deluxe, including a taxable cash allowance of $15,000 per year to cover expenses such as auto leases, business mileage, security systems, childcare, legal services, and personal excess liability insurance. In addition, executives are provided with financial counseling and tax preparation services at the Company’s expense. This benefit includes the actual charge for these services (which is limited to $9,000 per year and is taxable to the executive), plus a tax gross-up.

Mr. Greene will also be entitled, in accordance with any applicable waiting period or other participation requirements generally applicable to new employees, to participate in the Company’s standard health and welfare plans, as well as the Company’s 401(k), profit-sharing and defined contribution pension plans, and the Company’s Employee Stock Purchase Plan, all of which are offered to all employees.

From 2003 through 2006, Mr. Greene, age 41, held finance positions at wholly owned subsidiaries of Tyco International Ltd., most recently as Chief Financial Officer of Covalence Specialty Materials Corp., a leading manufacturer of plastics, adhesives, and flexible packaging products. Between 1999 and 2003, he held finance positions at wholly owned subsidiaries of Honeywell International.

Mr. Greene has no family relationships with any director or other executive officer of the Company. The Company and Mr. Greene will be entering into standard executive severance and retention agreements to which all senior executives of the Company are parties. Other than those agreements, and the restricted stock award agreement referenced earlier, Mr. Greene is not a party to any transaction with the Company or any subsidiary of the Company. The material terms of those agreements are set forth in forms on file with the SEC.

Item 7.01 Regulation FD Disclosure

Press release announcing naming of Chief Financial Officer of Deluxe Corporation, dated September 21, 2006.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release, dated September 21, 2006, of Deluxe Corporation announcing naming of Richard S. Greene as Chief Financial Officer, which shall be deemed furnished in connection with Item 7.01 hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 22, 2006

DELUXE CORPORATION

/s/ Anthony C. Scarfone

Anthony C. Scarfone Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibits		Page No.
99.1	Press Release, dated September 21, 2006, of Deluxe Corporation announcing naming of Richard S. Greene as Chief Financial Officer, which shall be deemed furnished in connection with Item 7.01 hereof.